Exhibit (a)(2)

[Email from John P. Daane]

From:	John P. Daane

Sent:	Thursday, June 05, 2003

To:	All Altera Employees

Subject:	Stock Option Exchange Program

Documents were filed today with the Securities and Exchange Commission describing details of the Option Exchange Program, which begins today and will end at 2:00 p.m. Pacific Daylight Time on July 3, 2003. These documents can be accessed at http://is-web.altera.com/stock/html/esop/exchange_program/main.htm. Please see the attached memo for further details.

<<Attachment>>

      Internal Memorandum

DATE:	June 5, 2003

TO:	All Altera Employees

FROM:	John P. Daane

SUBJECT:	Stock Option Exchange Program

The Offering Period for the Option Exchange Program begins today and will end at 2:00 p.m. Pacific Daylight Time on July 3, 2003. Thus, you have nearly a month to review program details and decide whether you wish to participate in the program.

Materials describing the Option Exchange Program were filed with the Securities and Exchange Commission this morning (the “Offer to Exchange”). You can obtain a copy of these materials at http://is-web.altera.com/stock/html/esop/exchange_program/main.htm. The Offer to Exchange contains details about the Option Exchange Program that you will need to consider in order to make an informed decision about whether to participate. Please take the time to carefully read the documents we have provided. To participate in the program, you must submit a completed Election Form to Altera no later than 2:00 p.m. Pacific Daylight Time on July 3, 2003. The Stock Administration department has created a website for the Option Exchange Program, which will allow you to submit your election (and withdrawal) forms electronically. I highly encourage you to use this website rather than filling out hard copy forms, which are available only by request to the Legal Department. If you use the website, you will receive an e-mail confirmation of your elections and you will be relieved of the uncertainty of delivering hard copy forms by interoffice mail or via the postal system. In order to ensure that your elections are received on time, please do not wait until the last minute to submit your elections-even if you submit them electronically.

I recognize that in connection with the Option Exchange Program we are asking you to review a significant number of documents, at least one of which is quite lengthy and legalistic. I apologize for the formal nature of the documents, but we must provide you with the information in a form that satisfies our legal obligations and the disclosure requirements of the Securities and Exchange Commission. I encourage you to carefully review and consider all of the materials provided.

Please be reminded that no one at Altera can provide you with advice as to whether you should participate in the Option Exchange Program. The Legal Department, in conjunction with Human Resources, will be conducting employee meetings this month to answer your questions about the program. The schedule for those meetings is as follows:

Pacific Daylight
June 10, 2003	(San Jose) Time
U.K	8:00 am — 9:00 am
U.S. & Canada	10:00 am — 11:00 am

June 12, 2003
France	8:00 am — 9:00 am
U.S. Only	12:00 pm — 1:00 pm
June 16, 2003
U.S. & Canada	10:00 am — 11:00 am
Japan	5:00 pm — 6:00 pm
June 18, 2003
U.S. Only	3:00 pm — 4:00 pm
Hong Kong, China, Taiwan, Korea,
Singapore, Beijing, Shanghai,
Malaysia, Philippines & Korea	5:30 pm — 6:30 pm
June 19, 2003
U.K	8:30 am — 9:30 am
June 26, 2003
Sweden, Finland, Germany, Italy &
Belgium	8:00 am — 9:00 am

The Human Resources department will be sending out further information regarding these meetings including dial-in numbers and local meeting times.

If, after attending one of these meetings, you have any additional questions about the Option Exchange Program, please contact the Legal Department at alteralegal@altera.com. We also encourage you to speak with your own legal or tax advisor if you need advice as to how the Option Exchange Program affects your particular situation.

The Offer to Exchange, as well as all other previously-released information about the Option Exchange Program, may be accessed at http://is-web.altera.com/stock/html/esop/exchange_program/main.htm.